Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

FINAL TRANSCRIPT
Jun 10, 2010 / 02:00PM GMT, CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference

Final Transcript
Thomson StreetEventsSM
Conference Call Transcript CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference Event Date/Time: Jun 10, 2010 / 02:00PM GMT

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FINAL TRANSCRIPT
Jun 10, 2010 / 02:00PM GMT, CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference

 Jim Foster
 Charles River Laboratories International, Inc. - Chairman, President and CEO

 PRESENTATION

Unidentified Participant

 Jim Foster, who's the Chairman and CEO of Charles River Laboratories, based just outside of Boston. The Company is a leading drug development services and product provider in the pharma and biotech space. They're here to talk about I'm sure Charles River standalone but there's also a transaction that might get some discussion here. So I will turn it over to Jim. Thanks very much for being here.

 Jim Foster - Charles River Laboratories International, Inc. - Chairman, President and CEO

 Morning. Nice to be here as always. Let's see Safe Harbor statement and GAAP financial statement, etc. So, we've announced and are in the process of a transformation combination, putting Charles River together with WuXi. So this is sort of best of breed chemistry and in vivo biology. We believe that the combination will build substantial shareholder value and it's a transaction that we're quite enthused about.

Had a lot of questions about the timing of the transaction and we feel that we're at a critical inflection point in the Company's history and particularly our clients are at a critical inflection point in terms of where they're at. A lot of this has to do with the massive number of mergers that we saw last year. And as a result of this, we have a lot of our clients shrinking their own infrastructure aggressively, doing more strategic outsourcing and dramatically reducing the number of strategic partners. I met with one of the top five drug companies on Tuesday, head of R&D and his whole senior staff. Not only do they love this deal, they said they're reducing the number of suppliers from 600 to 2. I thought it was a pretty dramatic comment.

So we think over the next sort of 12 to 24 months the opportunities for larger transactions, longer-term transactions. We talked to this client and others about programs, entire drug programs as opposed to a project at a time. We think these opportunities are substantial. We also think that it's a good time to do the field because our preclinical business has stabilized in terms of demand and pricing in three levels where obviously the last time we updated the street. And we spent a lot of time in '09 sort of restructuring and strengthening the infrastructure of this business, in terms of capacity and headcount. So we really feel that this is a extremely opportune time.

When the CEO WuXi has asked, well why do you think this is a good time? His answer is consistently because it accelerates the vision for their company. They're able to grow their footprint much faster, being part of Charles River it gives them greater contacts, gives him greater access to clients. And on a combined basis, they'll be able to move much more quickly.

So, today we did $1.2 billion in 2009. We have pre this deal, a unique portfolio in the drug development space. We have 8,000 employees with 70 facilities. And our business is primarily commercial, about 16% and growing is in the not-for-profit sector. We've restructured our sales force. We have twice as many people now calling on our academic clients. There's a lot of money going directly from big pharma into academic research, major teaching hospitals and universities in particular. We're also spending more time sort of with the mid-tier clients, which would be sort of small to mid-tier biotech. And our footprint right now is about 70% North America.

WuXi is the leading chemistry company, clearing the leading life sciences company in China. They did $270 million of sales in '09 and their business was first and foremost and still primarily molecule creation, the chemistry business. They moved from chemistry into manufacturing at API for preclinical work and clinical trials. And they've also been moving downstream into the non-regulated and also the regulated tox studies as well. They have 4,200 employees and they have 7 facilities in China and the US. Their client base is essentially all US and European. It's not-- they're not supporting Chinese clients at all.

So, I think this is actually repetitive except for the fact that they have about two million square feet of space. Price points, cost per square foot of space is considerably lower than we could build or anyone could build in the US and Europe, given the government's desire to attract these companies. So, both land and facilities are available to them for long periods of time, in return, simply for putting in substantial headcount. They've grown from 4 employees in 2001 to 4,200 right now.

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FINAL TRANSCRIPT
Jun 10, 2010 / 02:00PM GMT, CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference

The company did $21 million in 2004 and $270 last year. So really nice growth. Of the 4,200 employees, about 3,000 are scientists, about 2,000 of them are in chemistry. Larger number of process chemists, certainly than any of the drug companies in the world have independently and probably more chemists than most of the drug companies have collectively.

So, if you look at the footprint of the combined entity, except for target creation, we're not a pure discovery company. Obviously, we're not creating the targets. But a drug company would come to WuXi with a target and say make me a molecule. And a lot of people think they just do simple work where someone gives them the molecule already figured out and says just create it. And while they do some of that work, they're figuring out very complex issues most of the time. But so everything color is what the combined entity will look like. So it's all the way from molecule creation to multiple stages of efficacy and safety and manufacturing the molecule as I said for both preclinical work and the clinical work, moving into large, regulated studies. And those can be in multiple geographic locales and into Phase 1. And so the only two things we won't be doing are target creation and Phase 2 and 3 trials. We're going to leave that to others who have bigger footprints and longer reputations in that business.

So, we currently have two operating and reporting segments, our Preclinical Services business and our Research Models and Services business. So we're going to add a third one, which is Discovery Services. That will become comprised of WuXi's current portfolio, which is primarily chemistry and manufacturing along with our discovery and imaging services business, which is the aggregation of three acquisitions that we made over the last 18 months. While that piece is the smallest, you can see here about 15%, it will have the fastest growth rate going forward.

So again, looking at the three pieces. Our Research Model & Services segment stays the same. I'm sorry our Discovery and Imaging Services business moves from Research Models into Discovery sector, which is our new sector. And WuXi also has a bio safety testing business, so a business testing large molecules before they go into clinic. And we have a business, a similar business. We'll be putting those businesses together. They also have a medical device testing business in St. Paul and Atlanta. And that will become part of our Preclinical Services business.

So, the chemistry business is outsourced and about $2 billion is currently outsourced. That's about 20% to 30% of the total amount of chemistry work. So chemistry's done internally. If you look at the Discovery Services segment, our best estimates which are very, very difficult to get, they're around sort of 8% to 10% is outsourced. So it's essentially not outsourced. It's not outsourced because historically companies have done that work themselves. It's not outsourced because most of the drug companies don't know that anyone is available to do that work for them. So the fact that we are will be hugely beneficial for us.

So, we move into this chemistry area with the leader, which is now not outsourced to a significantly large extent. And we also have this emerging opportunity in manufacturing. Manufacturing is something that we've looked at multiple times in the US and Europe. It's a very expensive, capital-intensive business in US and Europe. There's a lot of stainless steel. And it's somewhat lumpy. The operating costs and the capital drop in China are so much smaller that the-- so the economic structure is much more beneficial.

So WuXi sort of has two businesses here. They have a pilot plant, making small amounts of API for clinical trials that's full. And they have a larger plant that they just finished, which can make metric tons of product for commercial launch, which obviously is not full since they just finished it. But there's definitely a price benefit there and the operating costs are much lower. The pull through from creating the molecule to manufacturing the molecule to testing the molecule, both in animals and man, is quite elegant. And as I've been, since we've announced this deal, I've had multiple conversations with R&D heads of many of the drug companies. Several of them in person now and I've got five more lined up in the next few weeks. And the reception has been extraordinary and they love this sort of pull through opportunity. And the tox work in the short term won't be done in China, because both our footprint and WuXi's is quite small. The tox work will be done in the US or Europe. And that's fine. The clients are fine. Sourcing the work wherever can be done best.

So if you sort of look at 2011 to '13, what we anticipate our growth rates to be. We anticipate sort of legacy research model and services kind of at mid single digits. You know a couple of points of price there. We should see an improvement in [out bred] rat sales as toxicology invigorates. That's one of the most profitable if not the most profitable thing we do. And those of you who follow the company know that [out bred] rat sales have been down for at least the last year to year and a half because tox is off. Also, we have a really nice driver, our in vitro business both from the top line and the bottom line. We feel that preclinical business will grow up to 10% as demand continues to improve. And as capacity continues to tighten, we should see people getting in line earlier and longer. Also, pricing is held down right now by an over abundance of capacity. And Discovery Services business are to grow in the mid-teens and that's continued penetration in chemistry, downstream, China-based lab services and obviously manufacturing.

So, the primary strength and rationale of this deal are the revenue synergies that we'll get. Charles River is moving upstream into chemistry and manufacturing. WuXi is moving downstream into the preclinical tox arena. WuXi has-- doesn't really have a sales organization. Sales are done by senior management, who's selling to senior management to big pharma. So they really have virtually no interface with the academic research

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FINAL TRANSCRIPT
Jun 10, 2010 / 02:00PM GMT, CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference

community and no interface also with what we call mid-tier clients or those biotech clients. And so, being able to have access to a 200-person sales force where we've had improving traction in the academic marketplace and very good traction in this mid-tier sort of biotech marketplace, we think will be powerful for them and for the combined entity.

As we mapped, these are our top 20 clients. As we map them and it's obviously we're not going to give client names, but it's primarily large pharma. There are some academic clients. And it's a mid-tier pharma, which is principally biotech. What we were struck by, where you see the asterisks is the fact that of our top 20 clients they are either not clients or very small clients of WuXi. So the sort of playbook, the sort of go-to-market strategy, once we're together, is to talk to those ten clients first and foremost and talk about a larger book of business with them. Obviously, they're doing chemistry and they're doing manufacturing and they're doing all the things that WuXi can perform with us. Also, we were interested to see that three of their top clients, we had smaller footprints than they did. So there's actually some opportunity for Charles River to get some leverage from the WuXi client base. And obviously if you map the top 40 or 50 or 100, there would be additional opportunities as well.

Client response, as I've said, has been unbelievable. Within the first 24 hours, we can communicated with all of our clients, all of our top clients and so had WuXi. There was virtually no one who said, don't get it. Don't like it. Why are you doing it? The feedback was incredibly positive and continues to be. People actually want to sit down and negotiate deals with us now. Of course, we can't do that until close. But, we're-- this combination solves problems for them that other COOs obviously can't. And in some instances, they either can't solve themselves or they no longer want to because their internal price points are just too high.

So, we have clients saying, this R&D head said to me recently, we're looking for "end-to-end integrated services". And while I don't think they're going to drop off the target and say, give us a call in several years when you're ready to file an IND. What they will do is they'll contract-- this is a conversation we had this week, for X amount of business across that whole continuum. And we and the client will make collective determination whether the drug will move to the next phase of development or not. And if it does, we'll have the work. If it doesn't, we won't have that specific work. But there will be other molecules for that client that we'll be working with.

The primary reason for doing the deal is to move upstream into chemistry. Secondary reason is that China will be for sure the third largest life sciences center and probably the second. I think that's clear. All the major drug companies are making significant investments in China and will continue to do so. They're only going to do discovery. And some of them are even contracting for the discovery. So, they're not building infrastructure in China. They're not going to make their own animals. They're not going to do tox. They're not and most of them are not even going to do chemistry. And so the opportunity to have the largest footprint there and support these clients is obviously a strong secondary rationale of doing the deal. So post the deal, our footprint will be about 60% North America, a little over 20% in Europe and now 15% revenues-- this is revenues, revenues coming from China. And as I said earlier, that was-- will grow disproportionately fast.

Looking at a combined 2011, revenues we anticipate will be about $1.675 billion. Non-GAAP operating margins around 22% and non-GAAP EPS at least at $2.70. This doesn't include revenue synergies. Obviously, we'll get them. We didn't prepare this pro forma, adding those on top of them. And the deal will be neutral to accretive, slightly accretive in '11 and substantially accretive in '12 and beyond.

Our assumptions are $950 million of additional debt, paying down our existing term loan. We expect to accelerate repayments through cash flow. About 4.5% average interest rate on the new debt, LIBOR plus 275. We anticipate a consolidated tax rate of 25 to 26. About 86 million to 87 million shares on a fully diluted basis with the outstanding post close. And we expect to recognize $20 million of cost synergies, which as I said earlier is not the reason for doing the deal.

Just looking at those synergies, they're quite straight forward. A quarter of it is going to come from duplicate public company costs, already identified. A quarter of it is going to come from duplicate G&A, already identified. And the balance of it, which I don't want to get into too much detail, is going to come from further refinement of overlapping operations. And we know where that will come from as well. So we see those synergies beginning in 2011.

Integration process is well underway. We have a large corporate team comprised of Charles River-- senior Charles River folks and senior WuXi folks. We have nine sub-teams working in a whole bunch of areas, from IT to regulatory to HR. But the sort of I would say the three most important teams are the ones, they're looking at the overlapping facilities and operations. And probably most importantly the sales and marketing team, which is developing the go-to-market strategy. So we will have a playbook for every major client at close on what we want to discuss with them, how we will approach them and what our strategy is to increase our share with them. We'll have a playbook more generally for the academic and the mid-tier markets. And the integration work will primarily focus on revenue synergies. We intend to execute this, most of it in the first 100 days.

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FINAL TRANSCRIPT
Jun 10, 2010 / 02:00PM GMT, CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference

Management continuity is obviously critical. We've signed up the four senior folks at WuXi for three-year employment contracts. The CEO will also be a member of our board. They'll have the same jobs. They'll essentially have the same responsibility, although they'll be senior managers in our business. It's not a deal that we would be interested in doing without these folks. And they're quite confident that the sort of next tier of management is quite enthused with the deal and will stay.

A lot of questions about culture and integration and culture and certainly not inappropriate questions, but there's probably a bitter misconception about putting this US company together with a Chinese company and the intended cultural risks to doing that. I would say that this is-- that's sort of a misspent focus. This company is extremely westernized. So the top 100 people have similar characteristics, which is that they all have PhDs from US universities, mostly Ivy League. They worked for US pharma and/or biotech for 10 to 20 years, depending on the person and went back to China. Many have US passports. So, they're quite westernized in terms of language skills and understanding the way our clients think and want to work with us. So that's quite important. This is a New York Stock Exchange company with a Big 4 auditor. So this is not a sort of a small company that has different business practices and would be useful. So, we feel that the cultural fit is quite comfortable and quite natural. Also, there's very little overlap here. So the sort of integration issues are or concerns to the extent that they exist are overstated. Of maybe $1.5 billion of pro forma revenue this year, maybe a $120 million is where we have an overlap.

So, we're looking for, preliminary proxy has filed. We voluntarily withdrew our HS-- initial HSR filing on the 8th and it will be re-filed again today. That's a procedural step with an additional 30 days to review. We're still on track to close by the fourth quarter. We have sort of the normal shareholder approval process. They're a Cayman company, so they have sort of slightly elongated court process. But again, we're on track for Q4.

So again, we feel this is a transformational combination putting world-class chemistry and in vivo biology together. Client response has been extraordinarily positive, creates opportunities for substantial revenue synergies and we're looking for accelerating Charles River's top line growth, improving our margins and ultimately improving returns.

And we have a breakout where? Right.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River has filed a preliminary proxy statement and will file a definitive proxy statement with the SEC. The information contained in the preliminary filing is not complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel. In addition, the preliminary proxy statement is and the definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.  Shareholders may also access copies of the documents filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction is set forth in the preliminary proxy statement filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

FORWARD LOOKING STATEMENTS:

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories (“Charles River”) and WuXi PharmaTech (Cayman) Inc (“WuXi”), and

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FINAL TRANSCRIPT
Jun 10, 2010 / 02:00PM GMT, CRL - Charles River Laboratories International, Inc. at Jefferies Global Life Sciences Conference

involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies (including retention of key executives); 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost and revenue synergies or achieve potential revenue growth and non-GAAP margin expansion; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (“SEC”) reports filed or furnished by Charles River and WuXi.

In addition, these statements include the combined financial outlook of Charles River for 2011 and anticipated use of cash flow, the availability of funding for our customers and the impact of economic and market conditions on them generally, the anticipated strength of our balance sheet, the effects of our 2009 and 2010 cost-saving actions and other actions designed to manage expenses, operating costs and capital spending, and to streamline efficiency, and the ability of the Company to withstand the current market conditions. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate the businesses we acquire; the ability to successfully develop and commercialize SPC’s technology platform; a decrease in research and development spending, a decrease in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River’s Annual Report on Form 10-K as filed on February 19, 2010 and Quarterly Report on Form 10-Q as filed on April 29, 2010, as well as other filings we make with the SEC.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

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